Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 30, 2016, with respect to the consolidated financial statements of BeyondSpring Inc. included in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-214610) and related Prospectus of BeyondSpring Inc. for the registration of its ordinary shares .

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China
 March 8, 2017